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                                                                   EXHIBIT 10.17


Portions of the following exhibit have been omitted under a request for confidential treatment under Section 24b-2 of the Securities Act of 1934. Locations of these omitted portions is denoted by the following legend. [ * * ]

                                LICENSE AGREEMENT

         THIS LICENSE AGREEMENT ("Agreement") is made this 3rd day of October, 2001, by and between Ash Medical Systems, Inc. ("AMS"), an Indiana corporation having a principal place of business at 2700 Kent Avenue, West Lafayette, Indiana, and Rockwell Medical Technologies, Inc. ("RMTI"), a Michigan corporation having a principal place of at 30142 Wixom Road, Wixom, Michigan.

                                   WITNESSETH:

         WHEREAS, AMS represents and warrants that it is the owner of certain proprietary technology, a patent granted, U.S. and foreign patent applications pending, processes, methods, designs, technical know-how, information, associated rights and tangible property relating to a Iron Delivery Method for transferring iron to a patient from dialysate more specifically set forth in U.S. Patent No. 5,906,978, European Patent Application No. 97937224.05, Canadian Patent Application No. 2,263,779, and U.S. Continuation Patent Application Serial No. 09/143,143 (the "Technology"); and

         WHEREAS, RMTI desires to secure from AMS, and AMS is willing to provide RMTI with an exclusive, worldwide, non-transferable license to use the Technology to manufacture, have manufactured, use, commercialize and sell liquid and/or dry dialysate compositions which utilize the Technology for the treatment of patients in renal failure by hemodialysis or peritoneal dialysis (or by any therapy) (hereinafter referred to as the "Products") upon certain terms and conditions.

         NOW THEREFORE, for and in consideration of the recitals and covenants set forth herein, the parties agree as follows:

                                    ARTICLE I
                                      TERM

          This Agreement shall begin on the date first written above and shall continue until terminated by agreement of the parties or as otherwise provided herein. Each subsequent twelve (12) month period constitutes a year ("Year").

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                                   ARTICLE II
                                GRANT OF LICENSE

        AMS hereby grants to RMTI, subject to the conditions outlined in
Article III, an exclusive, worldwide, non-transferable license to manufacture, have manufactured, commercialize, use, market, and sell the Products, and/or otherwise exploit the Technology in the treatment of patients with renal failure by hemodialysis and peritoneal dialysis, such Technology relating to the delivery of iron from dialysate includes all inventions, improvements, enhancements and modifications thereto made, conceived or acquired by AMS after the date of this Agreement and any patent based on and covering the same which AMS now or thereafter owns, controls or has the right to commercially exploit.

                                   ARTICLE III
                             CONSIDERATION FOR GRANT

         3.1 Patent Costs. If RMTI deems it necessary for AMS to seek additional patent protection on any portion of the Technology not already covered by U.S. Patent No. 5,906,978 and pending U.S. and foreign patent applications to enhance protection of their exclusive license, AMS, at RMTI's expense, will prepare and file the requested patent applications. All future costs for filing, prosecuting, issuing, and/or maintaining patents covering the Technology, including the existing patents and patent technology and such additional patent applications requested by RMTI, including maintenance fees once patent(s) issue, will be borne by RMTI as long as this Agreement is in force. All future costs for filing, prosecuting, issuing, and/or maintaining corresponding foreign patents shall be borne by RMTI during the term of the Agreement. RMTI agrees to pay all outstanding invoices for filing, prosecuting, issuing, and/or maintaining patents associated with the Technology existing at the time of execution of this Agreement, in a total amount not to exceed Ten Thousand Dollars ($10,000.00). AMS will use best efforts to keep RMTI fully advised as to the status and course of prosecution of all such pending patent applications, including supplying copies of all official papers received, and copies of all papers filed by the attorneys involved. Upon 15 days advance notice to AMS, RMTI has the right to discontinue preparation and/or prosecution of any such additional patent(s) at any time, and shall be kept advised of the status of same in a manner sufficiently detailed and prompt to enable effective exercise of this right. AMS shall have the right to continue

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efforts to obtain any such existing or additional patents at its own expense in any instance where RMTI decides to discontinue such efforts.

         3.2 Non-Refundable License Fee. RMTI agrees to pay AMS the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) license fee, which shall be non-refundable, payable in three segments: One Hundred Thousand Dollars ($100,000.00) upon execution of this Agreement; Seventy-Five Thousand Dollars ($75,000.00) within six (6) months of such date; and Seventy-Five Thousand Dollars ($75,000.00) within twelve (12) months of such date.


         3.3 Royalty. RMTI shall pay AMS a royalty ("Royalty") in the amount of [* *] of RMTI's increase in revenue over the revenue that RMTI would have earned on its liquid and dry dialysate without the Product. The Royalty will be based on [* *] of the increase in the "average actual selling price" over the "base average actual selling price" of liquid and dry dialysate containing the Product, on a 55-gallon drum equivalent basis. The "average actual selling price" of the Product includes actual gross invoice price for Products sold to independent and unrelated third parties in the normal course of business, less any and all chargebacks, rebates, discounts, buying group discounts, taxes, duties, handling or other charges, credits, fees allowances, and returns. The "base average actual selling price" is the weighted average actual selling price of liquid and dry dialysate products without iron on a 55-gallon drum equivalent basis sold by RMTI during the 12-month period preceding the month in which RMTI first offered Products for sale. The "base average actual selling price" will be readjusted, using a 12 month weighted average, every anniversary date from the date the Product was first offered for sale, however, it can never be adjusted lower than the initial 12-month period preceding the month in which RMTI first offered Products for sale. Royalty shall be paid on the 15th day of the second month following the month in which the Royalty was earned.

         3.4 Continuation Fee. In the event that RMTI does not have the Product to the market by the end of Year 5 of this Agreement, RMTI shall have the choice to pay AMS the additional sum of $250,000.00 per annum as a fee for continuation of this Agreement ("Continuation Fee") until the Product is on the market. Once the Product is on the market the Continuation Fee will be eliminated. Continuation Fees, if due, will be paid on anniversary date of this Agreement beginning with the 5th anniversary date.

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         3.5 Technical Support. RMTI, at its sole cost and expense, shall be responsible for all regulatory affairs associated with the Products, including clinical trials and commercialization submissions to the U. S. Food and Drug Administration. AMS, including its Medical Director, agrees to provide, and RMTI agrees to pay AMS for, such reasonable technical and clinical support as RMTI may request. AMS' current Medical Director, Dr. Stephen R. Ash, shall be billed at the rate of $187.50 per hour or $1,500.00 per day and all other personnel will be billed at mutually agreed-upon market rates. Expenses will be reimbursed promptly upon invoicing by AMS.

         3.6 Audits. RMTI shall make its records and facilities involved in the performance of this Agreement available to independent CPA auditors designated by and at the expense of AMS, at reasonable and mutually convenient times during normal business hours for audit purposes and shall take any reasonable actions facilitate such. All information obtained during any such audit shall be deemed confidential, and such auditors shall report to both AMS and RMTI only the conclusion reached by their audit relative to the accuracy and adequacy of Royalty payments made to AMS hereunder

                                   ARTICLE IV
                 WARRANTIES AND REPRESENTATIONS BY AMS AND RMTI

         4.1 AMS warrants to RMTI that AMS is the sole and exclusive owner of the Technology as of the date of execution hereof, including all patents and patent applications, that AMS has the right to grant the exclusive license granted hereunder; that no agreement or other document effective as of the date of execution hereof has been executed which is in conflict herewith and will not execute any such agreement during the term hereof; that AMS officers have the full right, authority and authorization to execute this Agreement and to grant the exclusive rights granted to RMTI hereunder; and that no consent or authorization of any third party is required as a condition precedent to its execution or performance of this Agreement.

         4.2 RMTI hereby represents to AMS that it has executed no agreement or other document in conflict herewith; that its officers have the full right, authority and authorization to execute this Agreement; and that no consent or authorization of any third party is required as a condition precedent to its execution or performance of this Agreement.

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         4.3 RMTI represents to AMS that no Products will be knowingly sold or otherwise distributed except in full compliance with all legal and regulatory requirements.

                                    ARTICLE V
               INFORMATION AND OWNERSHIP REGARDING THE INVENTIONS

         5.1 The Technology which relates to the delivery of iron by dialysate, and all inventions, improvements, enhancements and modifications thereto made, conceived or developed by AMS or its agents or representatives after the date of this Agreement, and any patent covering the same in whole or in part which AMS now or hereafter owns, controls or has the right to commercially exploit, shall be and remain the sole and exclusive property of AMS, subject to and included within the license hereby granted. AMS shall, upon demand, execute and deliver to RMTI, or cause to be executed and delivered to RMTI, such documents as may be deemed necessary or advisable by counsel for RMTI for filing in the appropriate public offices to evidence the grant of the exclusive license hereby granted to RMTI.
         5.2 All inventions, improvements, enhancements and modifications to the Technology made, conceived or developed by RMTI or its agent and representative during the term of this Agreement and any patent covering the same in whole or in part ("RMTI Enhancements"), shall be the sole property of RMTI. Should RMTI chose not to maintain its exclusive license under Section 3.4 of this Agreement, or if this Agreement is terminated by AMS or RMTI under Section 7 of this Agreement, RMTI grants AMS a non-exclusive, royalty-free license to exploit such RMTI Enhancements.

                                   ARTICLE VI
                   INFRINGEMENT, INDEMNIFICATION AND INSURANCE

         6.1 Infringement. RMTI may choose to prosecute at its own expense and for its own benefit, any party infringing on the rights granted to RMTI pursuant to this Agreement and AMS shall cooperate fully with such. In any case where RMTI chooses not to prosecute an infringing party, AMS shall have the right to prosecute at its own expense and for its own benefit such infringing party and RMTI shall cooperate fully with such.

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         6.2      Indemnification.

                           6.2.1 RMTI shall indemnify and hold harmless AMS, its
                  officers, directors, agents and representatives, and employees from and against any and all claims, losses, damages, judgments, costs, awards, expenses (including reasonable attorney's fees) and liabilities of every kind (collectively, "Losses") arising directly out of or resulting directly from any breach by RMTI of any of its warranties, guarantees, representations, obligations or covenants contained herein.

                           6.2.2 AMS shall indemnify and hold harmless RMTI, its
                  officers, directors, agents and representatives, and employees from and against any and all Losses arising directly out of or resulting directly from any breach by AMS of any of its warranties, representations, obligations or covenants contained herein.

         6.3 Insurance. RMTI agrees to purchase, at its sole cost, comprehensive general liability insurance (occurrence or claims-made form) for bodily injury and property damage, including contractual and product liability, in an amount of not less than $3,000,000 combined single limits and provide AMS with a certificate of insurance naming AMS as an additional insured. Such contract of insurance shall be primary with respect of any other insurance available to AMS and shall contain a waiver of subrogation by RMTI's insurance carrier against AMS and its insurance carrier with respect to all obligations assumed by RMTI pursuant to this Agreement. Such insurance shall contain provisions to the effect that policy limits may not be reduced, terms changed, or the policy canceled with less than thirty (30) days written notice to AMS.

         6.4 Sublicenses. It is recognized that RMTI may from time to time deem it necessary or desirable to grant sublicenses to third parties under the Technology licensed to it pursuant to this Agreement, under terms and conditions it deems best suited to each such situation, in order to prevent unlicensed infringement, resolve disputes and/or litigation, maintain orderly and effective marketing of the Products or for other reasons, and the parties therefore agree that in any such event RMTI will first consult with AMS concerning each such matter and AMS shall have the right to approve or disapprove any such sublicense, providing however that AMS shall not act unreasonably in exercising such right. RMTI agrees to preserve AMS' royalty dollar amount on a 55-gallon drum equivalent basis if Products are sublicensed.


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                                   ARTICLE VII
                                   TERMINATION

         7.1 This Agreement may be terminated as follows:

                           7.1.3 At the sole option of AMS and upon written
             notice by AMS, in the event RMTI fails to meet any of its financial obligations under this Agreement. RMTI will have fifteen (15) days following receipt of notice to cure the violation.

                           7.1.2 At the option of either party and upon thirty
             (30) days written notice, in the event of the other party's failure to perform any of its non-financial duties or obligations under this Agreement. The defaulting party will have thirty (30) days following receipt of notice to cure the violation.

                           7.1.3 At the option of RMTI, at any time during the
             term hereof upon ninety (90) days written notice.

         7.2 Remedies hereunder are not exclusive. The non-breaching party shall have all remedies available at law or in equity. The provisions of Article VIII and the obligations for payment of royalties under Section 3.3 shall survive any termination of this Agreement.

                                  ARTICLE VIII
                                 CONFIDENTIALITY

         8.1 Definition of Confidential Information. As used in this Agreement, "Confidential Information" shall mean all information which is transmitted in written, graphic or photographic form and marked as "Confidential" or if transmitted in oral form and reasonably known to be confidential or claimed to be so by the discloser at the time of transmittal, but Confidential Information does not include that which (a) can be shown by the receiving party to have been in its possession prior to disclosure to it by the transmitting party; (b) at the time of disclosure hereunder is, or thereafter becomes, through no fault of the receiving party, part of the public domain by publication or otherwise; or
(c) is furnished to the receiving party by a third party after the time of disclosure hereunder as a matter of right, who owes no obligation of confidentiality to the transmitting party with respect to the Confidential Information.

         8.2 Exchange of Information. All Confidential Information exchanged between AMS and RMTI pursuant to this Agreement or previously exchanged between AMS and


                                                                    Page 7 of 10
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RMTI relating to the subject matter hereof, shall be kept confidential by each party with the same degree of care normally accorded by such party to its own confidential information except for purposes authorized by this Agreement. Neither party shall disclose such Confidential Information to any person or entity during the term of this Agreement, provided, however, that each party may disclose said Confidential Information to responsible officers and employees of any party who require said information for the purposes contemplated by this Agreement, provided that said officers and employees shall have assumed like obligations of confidentiality. This obligation of confidentiality shall survive the termination of this Agreement for a period of five (5) years after the termination of this Agreement.

                                   ARTICLE IX
                                  ASSIGNABILITY

         9.1 Notwithstanding the references in this Agreement to non-transferability of the license contained herein, (i) AMS shall be permitted to assign its rights and obligations under this Agreement to a third party purchaser of all or substantially all of AMS' business, and (ii) RMTI shall be permitted to assign its rights and obligations under this Agreement to a third party purchaser of all or substantially all of RMTI's business. This Agreement shall be binding upon and shall inure to the benefit of AMS and RMTI and their permitted assigns and successors in interest.

                                    ARTICLE X
                                  GOVERNING LAW

         10.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana; provided, however, that any patent question or controversy shall be resolved in the courts having jurisdiction over the patent in question in accordance with the laws applicable to such patent.


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                                   ARTICLE XI
                                     NOTICES

         11.1 For purposes of notices given pursuant to this Agreement, the addresses as set forth in Section 11.2 shall be used unless changed by written notice given by one party to the other:

         11.2 For the purposes of notices under Section 11.1 above, the following addresses shall be used:

         For AMS:          Ash Medical Systems, Inc.
                           2700 Kent Avenue
                           West Lafayette, IN  47906
                           Attn.:  Robert B. Truitt, President and CEO
                           Facsimile Number:  (317) 463-4129

         For RMTI:         Rockwell Medical Technologies, Inc.
                           30142 Wixom Road
                           Wixom, MI 48393
                           Attn.:  Robert Chioini, Chairman, President, CEO
                           Facsimile Number:  (248) 960-9119

         11.3 All notices hereunder shall be in writing and shall be deemed given when (a) personally delivered; (b) when received, if mailed by certified mail, return receipt requested, postage prepaid; (c) when received when sent by courier service, UPS, or equivalent carrier; or (d) on the first business day after receipt of facsimile copy when transmitted by confirmed facsimile, with hard copy mailed by United States mail.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1. Headings. The headings used in this Agreement are for purposes of convenience and ready referral and shall not be deemed to limit the construction of any paragraph to which they appertain.

         12.2 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof.



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         12.3 No Waiver. No waiver by either party or any breach of the terms of this Agreement shall be deemed a waiver of any subsequent breach thereof.

         12.4 Entire Understanding. This Agreement embodies the entire understanding and agreement between the parties and supersedes all previous negotiations, representations and writings, written or oral, with respect to the subject matter hereof. This Agreement may be amended or modified only by an instrument in writing, duly signed by the parties hereto.

         12.5 This Agreement may be executed in more than one counterpart, each of which shall be deemed an original document, and all of which taken together shall be one and the same agreement.

ATTEST:                             ASH MEDICAL SYSTEMS, INC.

                                    By: /s/ Robert B. Truitt
---------------------------             ---------------------------
                                        Robert B. Truitt
                                        President and CEO

ATTEST:                             ROCKWELL MEDICAL TECHNOLOGIES, INC.

                                    By: /s/ Robert L. Chioini
---------------------------             ---------------------------
                                            Robert Chioini
                                            Chairman, President, CEO


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